Exhibit 10.16

TRANSITION AGREEMENT

This Transition Agreement is made as of September 8, 2009 by and between Dicerna Pharmaceuticals, Inc. (the “Company”) and James C. Jenson (the “Executive”).

WHEREAS, the Executive currently serves as the Company’s President and Chief Executive Officer pursuant to an Employment Agreement dated July 20, 2007 (the “Employment Agreement”) and is a member of its Board of Directors;

WHEREAS, the Company and the Executive also are parties to a Restricted Stock Agreement, dated July 20, 2007, as amended by an Amendment to Restricted Stock Agreement, effective as of November 12, 2007, (collectively “the RSA”) and to a Nondisclosure, Noncompetition and Assignment Agreement dated as of July 20, 2007 (the “the NDA”);

WHEREAS, the Company has decided to seek the services of a new Chief Executive Officer and President and to terminate the Executive’s employment with the Company no later than at the time such new Chief Executive Officer and President commences to serve the Company in that position;

WHEREAS, both the Company and the Executive, in their mutual interests and in those of the shareholders of the Company, desire to arrange for a smooth and effective transition to a new Chief Executive Officer; and

WHEREAS, the Company and the Executive wish to set forth their obligations to each other from the date hereof including, without limitation, through amendments to their existing agreements;

IT IS AGREED AS FOLLOWS:

1. The Executive will remain as the Company’s Chief Executive Officer (and President) subject to the terms and conditions of the Employment Agreement, including without limitation the “at will” nature of his employment, provided, however, that the Company, subject to its obligations hereunder, may terminate the Executive’s employment at any time and, commencing thirty (30) days after the date of this Transition Agreement, may do so without the thirty (30) days’ notice specified in Section 4a of the Employment Agreement.

2. The Executive for the duration of his employment will continue to have the duties set forth in Section 2 of the Employment Agreement, including without limitation effective management of the Company’s affairs and retention of employees, and, in addition, shall exercise his best and good faith efforts to cooperate with and assist the Board and its designees as requested in the recruitment of and transition to a new Chief Executive Officer and shall do nothing to interfere with or delay such effort. For so long as the Executive remains employed, the provisions of Section 2.1 of the RSA, entitled “Company’s Lapsing Repurchase Right,” shall remain in effect (except as modified in Section 4 below), and, without limitation, the Company’s repurchase right shall continue to lapse as provided in Section 2.1(ii) thereof.

Should the Executive fulfill his duties as aforesaid, in the reasonable judgment of the Board, and remain employed with the Company until immediately prior to the commencement of

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employment of the new Chief Executive Officer, or should he, in the reasonable judgment of the Board, be fulfilling his duties as aforesaid, but the Company prior to such commencement terminates his employment without Cause, as defined in the Employment Agreement, and, further, should he within the time set forth in the Employment Agreement execute, deliver and not revoke a separation agreement in the form and substance attached hereto as Exhibit A (the “Separation Agreement”), which, if the aforesaid conditions have been met, shall be provided to him within thirty (30) days of the termination of his employment, then, notwithstanding anything to the contrary in the RSA: (a) any of the Executive’s Granted Shares which have not vested prior to the effective date of termination under the terms of the RSA shall immediately become Vested Shares on the effective date of the aforesaid separation agreement, and (b) the Executive shall be paid a pro-rata portion of any bonus awarded under Section 3b, entitled “Bonus,” of the Employment Agreement. The aforesaid vesting and bonus shall be in addition to any rights the Executive may have to salary and health benefit continuation under Section 4e, entitled “Effect of termination,” of the Employment Agreement, as amended by this Transition Agreement, though all shall be conditioned on the provision of the separation agreement as provided herein. Despite any contrary provision of this Agreement, no Bonus or other payment in the nature of severance pay will be paid or commence to be paid later than sixty (60) days following the Executive’s “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h).

Except on the acceleration events described above, there shall be no lapsing of the Company’s repurchase rights following the termination of the Executive’s employment.

Notwithstanding anything to the contrary herein, should the Company following the termination of employment discover facts that would have constituted Cause for termination, it may, pursuant to the repurchase provisions of Section 2.1 (a) of the RSA and subject to the time limitation therein, repurchase the number of shares subject to such accelerated vesting as though such acceleration had not occurred and they had not become Vested Shares.

3. Notwithstanding the Company’s right to repurchase the Vested Shares under Section 2.2(b) of the RSA at Fair Market Value (as defined therein), the Company agrees that it shall not exercise its repurchase right under such Section 2.2(b) so long as, in the Board’s reasonable judgment, the Executive has and is complying with all of his obligations to the Company and has not acted adversely to its interests.

4. Section 4b of the Employment Agreement, entitled “Termination for ‘good reason’” and those portions of Section 4e of the Employment Agreement, entitled “Effect of termination” which apply to a termination for Good Reason, and Section 2.1(c) of the RSA, entitled “Effect of Termination Without ‘Cause” are deleted in their entirety.

5. The Executive, should he so desire, after the “Separation Date” as defined in the Separation Agreement, shall remain a member of the Board of Directors as an independent director and shall be paid an annual fee of $50,000, subject to required withholdings and deductions, commencing at and for the period following the Severance Pay Period as defined in the Separation Agreement, which amount shall be paid in monthly installments at or about the end of each month and pro rated for partial years of service, provided, however, that if a majority of the Board votes to remove the Executive, whether prior to, contemporaneously with, or following the termination of employment, the Executive shall immediately submit his resignation from such position.

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6. Upon any termination of the Executive’s employment, the Executive contemporaneously shall resign from any office or other position he may hold with the Company and any affiliate thereof, except his position as a member of the Board, subject to the provisions of Section 5 hereof.

7. The Separation Agreement referenced in Section 2 and 5 hereof and in Section 4 e(ii) of the Employment Agreement shall be in the form and substance attached hereto as Exhibit A.

8. The NDA is hereby reaffirmed and shall remain in full force and effect in accordance with its terms.

9. Except as expressly amended by this Transition Agreement and the Separation Agreement, the terms of the Employment Agreement and the RSA shall remain in effect.

EXECUTIVE ACKNOWLEDGES THAT RE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO EACH OF ITS PROVISIONS.

IN WITNESS WHEREOF, the parties have executed this agreement which shall be effective as of the day and year first written above.

EXECUTIVE	DICERNA PHARMACEUTICALS, INC.

By:

/s/ James C. Jenson	/s/ David M. Madden
James C. Jenson	David M. Madden
Chairman of the Board

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AMENDMENT TO TRANSITION AGREEMENT

This Amendment to Transition Agreement is made as of February 1, 2010 (the “Amendment Effective Date”) by and between Dicerna Pharmaceuticals, Inc. (the “Company”) and James C. Jenson (the “Executive”).

WHEREAS, the Executive has been serving as the Company’s President and Chief Executive Officer pursuant to the terms of the Transition Agreement between the parties hereto made as of September 8, 2009 (the “Transition Agreement”);

WHEREAS, the Company desires to retain the Executive for an additional but indefinite period while it seeks a new President and Chief Executive Officer;

WHEREAS, the Executive is agreeable to continuing as President and Chief Executive Officer for an indefinite period for the increased compensation set forth herein and otherwise on the terms as set forth in the Transition Agreement; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to enter into this Amendment to Transition Agreement providing for increased compensation for Executive;

IT IS AGREED AS FOLLOWS:

1. Effective as of February 1, 2010, Executive’s Base Salary as set forth in Section 3.a. of his Employment Agreement dated July 20, 2007, shall be increased to $11,923.07 every two weeks (which annualizes to $310,000), or PRO RATA for any partial period, which shall also be the base salary utilized for the calculation of any bonus which may become due under Section 3.b. of the Employment Agreement commencing with the calendar year which began January 1, 2010.

2. (a) Upon the consummation by the Company of the first equity financing on and after the Amendment Effective Date, whether consummated in a single transaction or through a series of related transactions, in which shares of preferred stock are issued by the Company containing rights upon liquidation of the Company that are pari passu with or senior to the holders of the Company’s Series A Convertible Preferred Stock (the “Financing”), then, subject to Section 2(b) and subject to his still being employed as the Company’s CEO and President, the Executive shall be granted an additional option (the “Additional Option”) to purchase that number of shares of Common Stock of the Company as shall equal one-half of one percent (.5%) of the fully diluted shares issued in connection with the Financing (the “Additional Option Shares”). Twenty-five percent (25%) of the Additional Option Shares shall vest on the first anniversary of the date of grant of the Additional Option, and the remaining seventy-five percent (75%) of the Additional Option Shares shall vest in equal monthly installments thereafter over the subsequent thirty six (36) months, both subject to the Executive’s continued employment by the Company on such dates. The Additional Option shall be exercisable at a price per share equal to the fair market value of the Common Stock of the Company on the date of grant.

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(b) The Additional Option shall be subject to the terms and conditions as specified in the Company’s Third Amended and Restated 2007 Employee, Director and Consultant Stock Plan (the “Stock Plan”) and one or more stock option agreements to be executed by you and the Company (the “Stock Agreements”). To the maximum extent permissible, the Additional Option described above shall be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. To the extent that there is any conflict between the terms and conditions of the Stock Plan and the Stock Agreements, on one hand, and this Agreement, on the other hand, then the terms and conditions of this Agreement shall govern.

3. The Separation Agreement attached to the Transition Agreement as Exhibit A shall be replaced with the Separation Agreement attached as Exhibit A to this Amendment to Transition Agreement.

4. Except as expressly amended by this Amendment to Transition Agreement, the terms of the Transition Agreement shall remain in full force and effect in accordance with its terms.

5. This Amendment to Transition Agreement, together with any other agreements described in this Amendment to Transition Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and, unless otherwise provided herein, supersedes any prior agreement, understanding or representation of any kind preceding the date of this Amendment to Transition Agreement.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO EACH OF ITS PROVISIONS.

IN WITNESS WHEREOF, the parties have executed this agreement which shall be effective as of the day and year first written above.

DICERNA PHARMACEUTICALS, INC.		JAMES C. JENSON

By:	/s/ David M. Madden	/s/ James C. Jenson

Title:	Chairman

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EXHIBIT A

TO AMENDMENT TO TRANSITION AGREEMENT

DATED AS OF FEBRUARY     , 2010

DICERNA PHARMACEUTICALS, INC. LETTERHEAD

DATE May 6, 2010

Mr. James C. Jenson

14 Peterson Circle

Sudbury, MA 01776

Dear Jim:

The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment from Dicerna Pharmaceuticals, Inc. (the “Company”). As more fully set forth below, the Company desires to provide you with severance pay and benefits in exchange for certain agreements by you.

1. Separation of Employment. You acknowledge that your employment with the Company terminated effective May 6, 2010 (the “Separation Date”). You acknowledge that from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of the Company. (If applicable, recognition that Board membership may continue subject to the terms of the Transition Agreement) This Agreement shall become effective (the “Effective Date”) on the 8th day following your acceptance of it as provided below.

2. Severance Pay and Benefits. In exchange for the mutual covenants set forth in this agreement, the Company agrees to provide you with the following:

(a) Payment of an amount equal to fifty-two (52) weeks of your gross weekly base salary of $5,961.54, less all applicable federal, state, local and other employment-related deductions, such payments to be made in approximately equal installments on the Company’s regularly scheduled paydays beginning on the first such payday which is at least ten (10) days after your acceptance of this Agreement. Notwithstanding the aforesaid, any payment otherwise due for any period beyond twenty-six (26) weeks shall be reduced by any amount payable to you for your personal services during such period, including, without limitation, self-employment, and provided further that you shall give the Company prompt written notice of same. The period during which the Company remains obligated hereunder to make payments shall be referred to as the “Severance Pay Period.”

(b) In the event that you choose to exercise your right under COBRA (or the state equivalent if applicable) to continue your participation in the Company’s health insurance plan (which you may do, to the extent permitted by COBRA (or the state equivalent if applicable), regardless of whether you accept this Agreement), payment by the Company for such coverage (the “Severance Benefits”) for the shorter of twelve (12) months or until you become eligible for health benefits through another employer or otherwise, beginning on the Separation Date. You agree to provide the Company with written notice immediately upon becoming eligible for such benefits through another source.

(c) The Company shall pay your Company group insurance premium for life insurance coverage at its current limits ($200,000) for the shorter of twelve (12) months or until you become eligible for group life insurance through another employer or otherwise, subject to your eligibility and the requirements of the Company’s group insurance plan and policy. Should you not be able to continue in the Company group policy and should you convert such coverage to individual coverage, or obtain alternative coverage, the Company shall reimburse you for the premiums for such coverage (up to $200,000 of coverage), such reimbursement not to exceed 120% of the current group insurance premium the Company pays for your current coverage. You agree to provide the Company with written notice immediately upon becoming eligible for such coverage through another source.

(d) Pursuant and subject to the terms of the Transition Agreement between you and the Company, dated as of September 8, 2009, and the Amendment to Transition Agreement made as of February     , 2010:

(i) Any of your Granted Shares which have not vested under the terms of the RSA prior to the effective date of termination shall immediately become Vested Shares on the Effective Date,

(ii) Any of the unvested Additional Option Shares held by you pursuant to Section 2 of the Amendment to Transition Agreement dated as of February     , 2010 shall immediately become vested Additional Option Shares on the Effective Date; and

(iii) You shall be paid a pro-rata portion of any bonus awarded under Section 3b, entitled “Bonus,” of your Employment Agreement, calculated with reference to the base salary set forth in Section 2(a) above.

You acknowledge and agree that the Severance Pay and Benefits provided in this Agreement are not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice, and that this Severance Pay to be provided to you is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for the specific financial consideration set forth in this Agreement, you are not and shall not in the future be entitled to any other compensation including, without limitation, wages, bonuses, vacation pay, holiday pay or any other form of compensation or benefit.

3. Unemployment Benefits. The Company agrees that it will not contest any claim for unemployment benefits by you with the Commonwealth of Massachusetts. The Company, of course, shall not be required to falsify any information.

4. Cooperation. You agree that both during and at any time after your employment, you shall cooperate fully with the Company in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and its and their officers and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice to meet with the Company regarding matters in which you have been involved, and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly notify me or CEO. You shall be reimbursed for any reasonable costs and expenses approved in advance by the Company and incurred in connection with providing such cooperation under this section.

5. Additional Covenants by You. You expressly acknowledge and agree to the following:

(a) that you have returned to the Company, and have not retained, all Company files and documents (and any copies thereof in any form or media) and property, including without limitation, any cell phone, computer, keys, key cards and vehicles, and that you shall abide by any and all contractual, common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(b) that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law);

(c) that the breach of any of the foregoing covenants or that set forth in Section 6 below by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Severance Pay and the cost of Benefits already paid to or for you pursuant to Section 2 of this Agreement.

6. Nondisparagement. Both you and the Company agree not to make any statements (as to the Company, limited to statements by its officers and directors) that are professionally or personally disparaging about, or adverse to, the interests of the other party, or, as to the Company, the Company’s officers, directors and employees, including, but not limited to, any statements that disparage any such person, product, service, finances, financial condition, capability or other aspect of the business of the Company, and that both parties shall not engage in any conduct which is intended to harm professionally or personally the reputation of the other party. Notwithstanding the aforesaid, nothing herein shall apply to statements or actions required by law or legal process, to enforce the terms of this Agreement, amongst the officers and/or directors of the Company, or to defend against or assert rights against the other party hereto or others with respect to claims asserted by any person or entity not a party to this Agreement or to disclosures to the Company’s or your attorneys or to the Company’s insurers and potential insurers.

7. Release of Claims. You hereby agree and acknowledge that by signing this Agreement, and for other good and valuable consideration provided for in this Agreement, you, except as provided below in this section, are waiving and releasing your right to assert any form of legal claim against the Company1/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date. Your waiver and release herein, except as provided below in this section, is intended to bar any form of legal claim, charge, complaint or any other fowl of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

Without limiting the foregoing general waiver and release, you, except as provided below, specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

•	Claims under any local, state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, religion, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Civil Rights Act of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute or local law.

•	Claims under any other state, federal or local employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without

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For the purposes of this section, the parties agree that the term “Company” shall include Dicerna Pharmaceuticals, Inc., its divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, shareholders, owners, employees, attorneys, agents and assigns.

limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state statute or local law.

•	Claims under any state, federal, local or common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

•	Any other Claim arising under state, federal or local law.

You explicitly acknowledge that because you are forty (40) years of age or older, you have specific rights under the Older Workers Benefits Protection Act (“OWBPA”), which prohibits discrimination on the basis of age, and that the releases set forth in this section are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age.

Notwithstanding the foregoing, this section does not:

•	release the Company from any obligation expressly set forth in this Agreement, the Restricted Stock Agreement, the 2007 Employee, Director and Consultant Stock Plan, each as and if amended, or from any obligation, including without limitation obligations under the Workers Compensation laws, which as a matter of law cannot be released;

•	prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”);

•	prohibit you from participating in an investigation or proceeding by the EEOC or any comparable state or local agency; or

•	prohibit you from challenging or seeking a determination in good faith of the validity of this release or waiver under the Age Discrimination in Employment Act and does not impose any condition precedent, penalty, or costs for doing so unless specifically authorized by federal law.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim whatsoever, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released. In the event that you successfully challenge the validity of the release with respect to the Age Discrimination in Employment Act, the Company or any affected party sought to be released hereunder may seek recovery from you of all amounts paid and the cost of any benefits provided pursuant to this Agreement. Nothing in this Agreement, however, shall limit the right of the Company or any affected party sought to be released hereunder to seek immediate dismissal of a charge on the basis that your signing of this Agreement constitutes a full release of any rights you might otherwise have to pursue the charge.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Pay being provided to you under the terms of this Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of OWBPA, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to COMPANY CONTACT CFO, Dicerna Pharmaceuticals, Inc., ADDRESS                     . In addition, you may rescind your assent to this Agreement within seven (7) days after you sign it. To do so, you must deliver a notice of rescission to COMPANY CONTACT CFO. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to COMPANY CONTACT CFO, Dicerna Pharmaceuticals, Inc., ADDRESS                     .

8. Waiver of Employment. You hereby waive and release forever any right or rights you may have to employment with the Company and any affiliate thereof at any time in the future and agree not to seek or make application for employment with the Company or any affiliate thereof.

9. Taxes. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).

10. Entire Agreement/Modification/Waiver/Choice of Law/Enforceability/Jury Waiver. You acknowledge and agree that, with the exception of the Transition Agreement, the Restricted Stock Agreement, the 2007 Employee, Director and Consultant Stock Plan, and the Nondisclosure, Noncompetition and Assignment Agreement, each as and if amended, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within the Commonwealth of Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, shall be commenced in the Commonwealth of Massachusetts, in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in the Commonwealth of Massachusetts, and that material witnesses and documents would be located in the Commonwealth of Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to COMPANY CONTACT CFO at the Company within twenty-one (21) days.

Very truly yours,

DICERNA PHARMACEUTICALS, INC.

By:	/s/ Douglas Fambrough

Dated:	May 6, 2010

Confirmed and Agreed:

/s/ James C. Jenson
James C. Jenson

Dated:	May 5, 2010

Enclosures

SECOND AMENDMENT TO THE TRANSITION AGREEMENT

This Amendment to the Transition Agreement is made as of July 29th, 2013 (the “Amendment Effective Date”) by and between Dicerna Pharmaceuticals, Inc. (the “Company) and James C. Jenson (the “Executive”).

IT IS AGREED AS FOLLOWS:

1. As of the Amendment Effective Date, section 5 of the Transition Agreement dated September 8, 2009, which reads:

5. The Executive, should he so desire, after the “Separation Date” as defined in the Separation Agreement, shall remain a member of the Board of Directors as an independent director and shall be paid an annual fee of $50,000, subject to required withholdings and deductions, commencing at and for the period following the Severance Pay Period as defined in the Separation Agreement, which amount shall be paid in monthly installments at or about the end of each month and pro rated for partial years of service, provided, however, that if a majority of the Board votes to remove the Executive, whether prior to, contemporaneously with, or following the termination of employment, the Executive shall immediately submit his resignation from such position.

Shall be replaced in its entirety with the following section 5 (inserted changes noted in italics):

5. The Executive, should he so desire, after the “Separation Date” as defined in the Separation Agreement, shall remain a member of the Board of Directors as an independent director and a member of the Company’s Scientific Advisory Board, and shall be paid an annual fee of $50,000, subject to required withholdings and deductions, commencing at and for the period following the Severance Pay Period as defined in the Separation Agreement, which amount shall be paid in monthly installments at or about the end of each month and pro rated for partial years of service, provided, however, that if a majority of the Board votes to remove the Executive from the Board of Directors, whether prior to, contemporaneously with, or following the termination of employment, the Executive shall immediately submit his resignation from such position. The Executive shall remain a member of the Scientific Advisory Board, and shall be paid the annual fee, unless terminated by the Company or the Executive, provided that the Company shall not terminate the Executive’s membership of the Scientific Advisory Board prior to December 31, 2013.

2. Except as expressly amended herein, the Transition Agreement dated September 8, 2009, and the Amendment to the Transition Agreement dated February 1, 2010, remain in full force and effect.

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO EACH OF ITS PROVISIONS.

IN WITNESS WHEREOF, the parties have executed this agreement which shall be effective of the day and year written above.

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DICERNA PHARMACEUTICALS, INC.		JAMES C. JENSON

By:	/s/ Douglas Fambrough	/s/ James C. Jenson

Title:	President & Chief Executive Officer

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